UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): February 25, 1997

                          IMCLONE SYSTEMS INCORPORATED
               (Exact Name of Registrant as Specified in Charter)


         Delaware                    0-19612                 04-2834797
State or Other Jurisdiction        (Commission             (IRS Employer
     of Incorporation)             File Number)          Identification No.)


                  180 Varick Street, New York, New York 10014
              (Address of principal executive offices) (Zip Code)

                                 (212) 645-1405
               Registrant's telephone number, including area code

Item 5. Other Events

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
       OPERATIONS RELATING TO THE THREE YEAR PERIOD ENDED DECEMBER 31, 1996

     The following discussion and analysis by management is provided to identify certain significant factors which affected the financial position and operating results of ImClone Systems Incorporated (the "Company" or "ImClone") during the periods included in the accompanying financial statements.

OVERVIEW AND RISK FACTORS

     The Company is a biopharmaceutical company engaged primarily in the research and development of therapeutic products for the treatment of selected cancers and cancer-related disorders. The products under development include cancer therapeutics and cancer vaccines. Since its inception in April 1984, the Company has devoted substantially all of its efforts and resources to research and development conducted on its own behalf and through collaborations with corporate partners and academic research and clinical institutions. The Company has generated a cumulative net loss of approximately $101,973,000 for the period from its inception to December 31, 1996. The Company expects to incur significant additional operating losses over each of the next several years. The major sources of the Company's working capital have been the proceeds of its initial public offering in November 1991, a second public offering in May 1993, overseas offerings in 1994, the sale of its Cadus Pharmaceutical Corporation ("Cadus") stock holdings in December 1994 and April 1995, the debt and equity transaction with a group of investors (the "Oracle Group") in August 1995, public offerings completed in November 1995 and February 1996, private equity financings, license fees and research and development fees from corporate partners, and income earned on the investment of these funds. See "Liquidity and Capital Resources". Since its inception through December 31, 1996, the Company also has incurred indebtedness of $6,313,000 ($2,000,000 of which was repaid March 31, 1992) under Industrial Development Revenue Bonds, the proceeds of which have been used for the acquisition, construction and installation of the Company's research and development faciltiy in New York City. The Company also has a remaining obligation to Pharmacia and UpJohn, Inc. ("Pharmacia") at December 31, 1996 in the amount of $1.9 million. See Note 6(a) to the Financial Statements.

     Substantially all of the Company's products are in the early stages of development, clinical studies or research. Substantially all the Company's revenues were generated from license and research arrangements with corporate sponsors. The Company's revenues under its research and license agreements with corporate sponsors have fluctuated and are expected to fluctuate significantly from period to period. Similarly, the Company's results of operations have fluctuated and are expected to fluctuate significantly from period to period. These variations have been, and are expected to be, based primarily on the timing of entering into supported research and license agreements, the status of the Company's various products, the timing and level of revenues from sales by its partner in diagnostics, Abbott Laboratories ("Abbott"), of products bearing the Company's technology, the addition or termination of research programs or funding support, performance by the Company's corporate collaborators of their funding and marketing obligations, the achievement of specified research or commercialization milestones and variations in the level of expenditures for the Company's proprietary products during any given period. The Company's products will require substantial additional development and clinical testing and investment prior to commercialization. To achieve profitable operations, the Company, alone or with others, must successfully develop, introduce and market its products. No assurance can be given that any of the Company's product development efforts will be successfully completed, that required regulatory approvals can be obtained or that any products, if developed, will be successfully manufactured or marketed or achieve customer acceptance.

RESULTS OF OPERATIONS

Years Ended December 31, 1996 and December 31, 1995

     Revenues for the years ended December 31, 1996 and December 31, 1995 were $600,000 and $800,000, respectively. Revenues for both years included $300,000 from its corporate partnership with the Wyeth-Lederle Vaccine Division of American Home Products Corporation ("American Home") in infectious disease vaccines. In addition, revenues for the years ended December 31, 1996 and December 31, 1995 included royalty fees of $225,000 and contract research fees of $500,000, respectively, from the Company's strategic alliance with Abbott in diagnostics. Finally, the year ended December 31, 1996 included $75,000 in license fees from the Company's cross-licensing agreement with Immunex for novel hematopoietic growth factors.

     Total operating expenses for the years ended December 31, 1996 and December 31, 1995 were $15,443,000 and $12,507,000, respectively. Research and development expenses for the years ended December 31, 1996 and December 31, 1995 were $11,482,000 and $8,768,000, respectively. Such amounts for the years ended December 31, 1996 and December 31, 1995 represented 74% and 70%, respectively, of total operating expenses. The $2,714,000 increase in research and development expenses is primarily attributable to costs incurred for C225, the Company's lead therapeutic product candidate. This includes additional staffing and expenditures in the functional areas of product development, manufacturing and clinical and regulatory affairs to support the manufacture of C225 for human clinical trials and travel-related expenses to pursue strategic partnerships for C225 (and other product candidates). The remaining increase reflects growth in the area of discovery research for future product candidates.

     General and administrative expenses include administrative personnel costs, costs incurred in connection with pursuing arrangements with corporate partners and technology licensors, and expenses associated with applying for patent protection for the Company's technology and products. Such expenses for the year ended December 31, 1996 were $3,961,000 compared to $3,739,000 for the year ended December 31, 1995. The $222,000 increase primarily reflects additional staffing to support the expanding research, clinical, development and manufacturing efforts of the Company, particularly with its lead therapeutic product candidate, C225. The Company expects general and administrative expenses to increase in future years to support planned increases in research and development.

     Interest and other income was $918,000 for the year ended December 31, 1996 as compared to $3,120,000 for the year ended December 31, 1995. Other income for the year ended December 31, 1995 included the sale of the remaining one-half of its shares of capital stock of Cadus for $3,000,000 to High River Limited Partnership ("High River"). See "Liquidity and Capital Resources". The greater interest income earned during the year ended December 31, 1996 reflects the Company's improved cash position from the November 1995 and February 1996 public sales of shares of its Common Stock. See "Liquidity and Capital Resources". Interest and other expense was $823,000 and $1,054,000 for the years ended December 31, 1996 and December 31, 1995, respectively. Such expense for both years primarily includes interest on two outstanding Industrial Development Revenue Bonds with an aggregate principal amount of $4,313,000, interest recorded on the liability to Pharmacia for the reacquisition of the worldwide rights to Interleukin-6 Mutein ("IL-6m") and the contract manufacture of clinical material, and interest accrued and the amortization of the non-cash debt discount recorded in connection with the Company's August 1995 financing with the Oracle Group. See "Liquidity and Capital Resources" and Notes 6(a) and 6(b) to the Financial Statements.

     The Company had net losses of $16,015,000 or $0.83 per share, and $9,641,000 or $0.72 per share, for the years ended December 31, 1996 and December 31, 1995, respectively. The net loss for the year ended December 31, 1996 included a $1,267,000 or $0.07 per share extraordinary loss on early extinguishment of debt through the May issuance of Common Stock in lieu of cash repayment of a $2,500,000 loan due the Oracle Group and a $180,000 long-term note owed to a Company Director. See "Liquidity and Capital Resources".

Years Ended December 31, 1995 and December 31, 1994

     Revenues for the years ended December 31, 1995 and December 31, 1994 were $800,000 and $950,000, respectively. Revenues for the years ended December 31, 1995 and December 31, 1994 consisted of $300,000 from the Company's corporate partnership with American Home in vaccines. In addition, revenues for the years ended December 31, 1995 and December 31, 1994 included contract research fees of $500,000 and $400,000, respectively, from the Company's strategic alliance with Abbott in diagnostics. Finally, license fees of $250,000 were recognized from the Abbott alliance during the year ended December 31, 1994.

     Total operating expenses for the years ended December 31, 1995 and December 31, 1994 were $12,507,000 and $15,164,000, respectively. Research and development expenses for the years ended December 31, 1995 and December 31, 1994 were $8,768,000 and $11,816,000, respectively. Such amounts for the years ended December 31, 1995 and December 31, 1994 represented 70% and 78%, respectively, of total operating expenses. The decrease in research and development expenses is attributable to the reduction in selected personnel, laboratory and third party costs. Also, the Company incurred a one-time charge of $800,000 during the year ended December 31, 1994 for the contract manufacture of IL-6m clinical material from Pharmacia.

     General and administrative expenses include administrative personnel costs, costs incurred in connection with pursuing arrangements with corporate partners and technology licensors, and expenses associated with applying for patent protection for the Company's technology and products. Such expenses for the year ended December 31, 1995 were $3,739,000 compared to $3,348,000 for the year ended December 31, 1994. The increase is related primarily to fees incurred in connection with the April 1995 Cadus stock sale, a loan agreement and related financing with the Oracle Group completed in August 1995, a contemplated product-related financing of C225 which the Company did not continue to pursue, and transfer of the Company's patent representation to outside counsel.

     Interest and other income was $3,120,000 for the year ended December 31, 1995 as compared to $3,186,000 for the year ended December 31, 1994. Each year included a gain from the sale of 50% of the Company's common and preferred Cadus stock to an unrelated party for $3,000,000. Interest and other expense was $1,054,000 and $821,000 for the years ended December 31, 1995 and December 31, 1994, respectively. Such expense for both years primarily reflect interest on two outstanding Industrial Development Revenue Bonds with an aggregate principal amount of $4,313,000. In addition, interest and other expense also included interest recorded on the liability to Pharmacia for the reacquisition of the worldwide rights to IL-6m and the contract manufacture of clinical material for the Company's trials of IL-6m. See "Liquidity and Capital Resources" and Note 6(a) to the Financial Statements. Interest for the period ended December 31, 1995 also includes accrued interest and the amortization of discounted interest incurred in connection with the August 1995 financing with the Oracle Group. See
Note 6(b) to the Financial Statements.

     The equity in the loss of affiliate of $342,000 for the year ended December 31, 1994 was attributable to the Company's share in the losses of Cadus, which was accounted for under the equity method during the year. During 1994, the Company owned 28% of the common and preferred stock of Cadus. The terms of its sale of 50% of its holdings in Cadus to High River for $3,000,000 were finalized in December 1994; the cash consideration was received by the Company on January 4, 1995. On April 27, 1995, sale of the Company's remaining Cadus stock was completed for $3,000,000 to High River. See "Liquidity and Capital Resources" and Note 2(e) to the Financial Statements.

     The Company had net losses of $9,641,000 or $0.72 per share, and $12,191,000 or $1.12 per share, for the years ended December 31, 1995 and December 31, 1994, respectively, due to the factors discussed above. The lower loss per share for the year ended December 31, 1995 was primarily attributable to a lower net loss and an increase in the number of outstanding shares.

LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 1996, the Company had a cash and cash equivalents and securities available for sale balance of approximately $13.5 million, virtually all of which represents the remaining balance of the proceeds of public offerings of 3,000,000 shares of Common Stock in November 1995 and 2,200,000 shares of Common Stock in February 1996. Such balances totaled approximately $10.9 million on February 13, 1997.

     The Company has financed its operations primarily through the proceeds of an initial public offering in November 1991, which raised approximately $31.7 million, net of expenses, supported research funding and license agreements, interest income, the issuance of industrial development bonds and the following described additional financings. In May 1993, the Company completed a second public Common Stock offering which raised approximately $10.4 million, net of expenses. In 1994, the Company completed several private offerings of its Common Stock, including offerings pursuant to Regulation S under the Securities Act of 1933, as amended (the "1933 Act"). The 1933 Act places restrictions on the resale in the United States of shares issued in a Regulation S offering. These various private offerings raised an aggregate of approximately $5.7 million.

     In December 1994 the Company completed the sale of one-half of its shares of capital stock of Cadus to High River for $3.0 million. During April 1995, the Company completed the sale of the remaining one-half of its shares of capital stock of Cadus for $3.0 million, also to High River. In exchange for receiving a now-expired right to repurchase all the outstanding shares of capital stock of Cadus, the Company granted to High River two options to purchase shares of Common Stock. One option is for 150,000 shares at an exercise price per share equal to $2.00, subject to adjustment under certain circumstances, and the other option is for 300,000 shares at an exercise price per share equal to $0.69, subject to adjustment under certain circumstances. Both options will expire on April 26, 2000.

     In August 1995, the Oracle Group purchased 1,000,000 shares of Common Stock for a purchase price of $1.5 million and made a loan to the Company in the aggregate amount of $2.5 million with a two-year maturity, but subject to mandatory prepayment, in whole or in part, upon the occurrence of certain events, including the raising of certain additional funds. The loan carried an annual interest rate of 8%. The Oracle Group includes Oracle Partners, L.P., Quasar International Partners C.V., Oracle Institutional Partners L.P., Sam Oracle Fund, Inc. and Warren B. Kanders. The Oracle Group also received warrants exercisable at any time until August 10, 2000 entitling the holders thereof to purchase 500,000 shares of Common Stock at a price of $1.50 per share and 500,000 shares of Common Stock at a price of $3.00 per share. As a result of the Company's offerings of shares of its Common Stock in November 1995 and February 1996, the Oracle Group was entitled to require the Company to apply 20 percent of the gross proceeds of the sale of the shares of Common Stock from the offerings to repay the loan.

     In May 1996, the Company and the Oracle Group exchanged the notes evidencing the 1995 loan in the aggregate outstanding principal amount of $2.5 million for 333,333 shares of Common Stock and the Company paid the accrued and unpaid interest on the notes in the amount of $143,000 in cash. The Company recorded an extraordinary loss of $1,228,000 on the extinguishment of the debt. The Company has registered such shares of Common Stock with the Securities and Exchange Commission (the "Commission") under a registration statement in accordance with the provisions of the 1933 Act.

     In July 1995, a director loaned the Company $180,000 in exchange for a long-term note due two years from issuance at an annual interest rate of 8%. As part of the transaction, the director was granted 36,000 warrants to purchase Company Common Stock at $1.50 per share and an additional 36,000 warrants to purchase Company Common Stock at $3.00 per share. In May 1996, the Company and the director exchanged the note for 24,000 shares of Common Stock and the Company paid the accrued and unpaid interest on the note in the amount of $10,000 in cash. The Company recorded an extraordinary loss of $39,000 on the extinguishment of the debt. The Company has registered such shares of Common Stock with the Commission under a registration statement in accordance with the provisions of the 1933 Act.

     In November 1995, the Company completed a public sale of 3,000,000 shares of Common Stock at a per share price to the public of $3.75. Net proceeds to the Company from this sale totaled approximately $10.6 million after deducting expenses payable by the Company in connection with the offering and the commission paid by the Company.

     In February 1996, the Company completed a public sale of 2,200,000 shares of Common Stock at a per share price to the public of $6.63. Net proceeds to the Company from this sale totaled approximately $13.6 million after deducting expenses payable by the Company in connection with the offering and the commission paid by the Company.

     In May 1996, the Company extended its collaboration with Merck KGaA (formerly E. Merck) ("Merck") for the development of a therapeutic cancer vaccine, BEC-2, for use in small-cell lung carcinoma and in malignant melanoma. The collaboration continues a research and license agreement between the two companies signed in December 1990. Under the terms of the modified agreement, the Company may receive up to $11.7 million in license fees, research and development support and milestone payments in addition to the monies previously received under the original agreement. In return, Merck will receive marketing rights to BEC-2 for all therapeutic indications outside North America. Formerly, the rights of Merck were confined to Europe, Australia and New Zealand. Merck will also share in the development costs for the United States and Europe and will pay all development costs in other territories. The Company will be entitled to royalties based upon product sales outside North America.

     In June 1996, the Company and the New York City Industrial Development Agency (the "NYIDA") extended the maturity of the Company's $2.1 million repayment obligation to the NYIDA for the 1986 Industrial Revenue Bond, which was due on June 15, 1996, to December 15, 1997.

     In December 1996, the Company entered into a technology cross-licensing agreement with Immunex Corporation ("Immunex") relating to FLT3/FLK-2 ligand and its receptor. FLT3 ligand is a hematopoietic growth factor. Under the terms of the agreement, the Company has exclusively licensed the receptor to Immunex for use in the manufacture of the ligand. In return, the Company will receive an initial payment of $150,000 and a royalty based on the sales of the ligand by Immunex and its sub-licensees. Of the initial $150,000 payment, $75,000 was recorded as license fee revenue for the year ended December 31, 1996. In addition, Immunex has granted the Company a non-exclusive license in the United States and Canada to use its patented FLT3/FLK-2 ligand, manufactured by Immunex, for ex-vivo stem cell expansion together with an exclusive license to distribute the ligand with its own proprietary products for ex-vivo expansion. Immunex has agreed to seek to obtain the consent of its parent company, American Home, to expand the territory of this license to include the world outside North America.

     In December 1996, the Company and Abbott modified their 1992 diagnostic strategic alliance to provide for an exclusive sublicensing agreement with Chiron Diagnostics ("Chiron") for the Company's patented DNA signal amplification technology, Ampliprobe. Under the terms of the agreement, all sales of Chiron branched DNA diagnostic probe technology in countries covered by Company patents will be subject to a royalty to Abbott to be passed through to the Company. The initial royalty payment of approximately $225,000, which covered Ampliprobe sales from January 1992 through September 1996, was included under the revenue caption "research and development funding from third parties and other" for the year ended December 31, 1996. The Company received the initial royalty payment from Abbott in late January 1997.

     In December 1996, the Company signed an agreement with Finova Technology Finance, Inc. ("Finova") to finance the lease of laboratory and computer-related equipment and make certain building and leasehold improvements to existing facilities involving payments aggregating approximately $2,500,000. The first of multiple intended leases has been signed at a cost of $421,000. Each lease has a fair market value purchase option at the expiration of a 42-month term. Pursuant to the agreement, the Company issued to Finova a warrant expiring December 31, 1999 to purchase 23,220 shares of Common Stock at an exercise price of $9.69 per share. The Company has registered such shares of Common Stock underlying the warrant with the Commission under a registration statement in accordance with the provisions of the 1933 Act. See Notes 6(a), 10 and 11 to the Financial Statements.

     The Company has expended and will continue to expend in the future substantial funds to continue the research and development of its products, conduct pre-clinical and clinical trials, establish clinical-scale and commercial-scale manufacturing in its own facilities or in the facilities of others, and market its products. In addition, $2.1 and $2.2 million, respectively, in Industrial Development Revenue Bonds issued on behalf of the Company in 1986 and 1990 become due in December 1997 and May 2004, respectively. See Note 5 to the Financial Statements.

     In July 1993, the Company entered into an agreement with Erbamont, Inc., now a subsidiary of Pharmacia, to acquire the worldwide rights to IL-6m, a blood cell growth factor, which had been licensed to Pharmacia pursuant to a development and licensing agreement. In consideration of the return of rights and the transfer of certain material and information, the Company has paid $1.4 million and has further obligations to Pharmacia. Such obligations, including those to pay for IL-6 mutein material manufactured and supplied by Pharmacia, totaled $2.4 million at March 31, 1996. In addition, the Company is required to pay Pharmacia $2.7 million in royalties on eventual sales of IL-6m, if any. In March, 1996, the Company entered into a Repayment Agreement with Pharmacia (the "Repayment Agreement") pursuant to which it agreed to pay the $2.4 million over 24 months commencing in March 1996, with interest only payable during the first six months. At December 31, 1996 the remaining obligation to Pharmacia totaled $1.9 million. In connection with the Repayment Agreement, the Company signed a Confession of Judgment, which can be filed by Pharmacia with an appropriate court in the case of default by the Company. Pursuant to a Security Agreement entered into with Pharmacia, the Company pledged its interests in patents related to IL-6m and to heparanase to secure its obligations under the Repayment Agreement.

     The Company's future working capital and capital requirements will depend upon numerous factors, including the progress of the Company's research and development programs, pre-clinical testing and clinical trials, the Company's corporate partners fulfilling their obligations to the Company, the timing and cost of seeking regulatory approvals, the level of resources that the Company devotes to the development of manufacturing, marketing and sales capabilities, technological advances, the status of competitors and the ability of the Company to maintain existing and establish new collaborative arrangements with other companies to provide funding to the Company to support these activities.

     The Company's budgeted cash expenditures for the twelve month period ending December 31, 1997 total approximately $20.5 million. Included in this budget figure are $1.7 million of the remaining $1.9 million obligation to Pharmacia and the $2.1 million Industrial Revenue Development Bond debt payable to the NYIDA in December 1997. In addition, the budget reflects the expansion of operations to include numerous new outside research agreements, the proposed hire of several new employees during 1997 and related costs to support the expansion of the Company's research and development programs, including the expanded clinical trials. The Company expects that its capital resources, including the ongoing research support of its corporate partners but excluding the anticipated proceeds from a proposed public offering of 3,000,000 shares of Common Stock by the Company for which a registration statement has been filed with the Commission pursuant to the 1933 Act but which has not as of the date hereof been declared effective by the Commission (the "Proposed Offering"), will be sufficient to fund its operations through 1997. However, the receipt of certain of such ongoing research support is subject to attaining research and development milestones, certain of which have not yet been achieved. These milestones include the successful completion of a pilot manufacturing run relating to the BEC-2 cancer vaccine and the nonoccurence of third party opposition filings against a currently allowed patent of the Company in Europe relating to the Abbott strategic alliance. There can be no assurance that the Company will achieve these milestones in 1997, if at all. If difficulty is encountered in attaining these milestones, the Company may postpone the budgeted expansion of operations to allow for funding of its operations beyond 1997. Accordingly, in order to fund its capital needs after 1997, the Company will require significant levels of additional capital and intends to raise the necessary capital through the Proposed Offering and additional equity or debt financings, arrangements with corporate partners or from other sources.

     The Company has entered into preliminary discussions with several major pharmaceutical companies regarding various alternatives concerning the funding of research and development for certain of its products. No assurance can be given that the Company will be successful in pursuing any such alternatives. In addition, the Company may seek to enter into a significant strategic partnership with a pharmaceutical company for the development of its lead product candidate, C225. Such a strategic alliance could include an up-front equity investment and license fees plus milestone fees and revenue sharing. There can be no assurance that the Company will be successful in achieving such an alliance, nor can the Company predict the amount of funds which might be available to it if it entered into such an alliance or the time at which such funds would be made available.

     The Company has granted a security interest in substantially all facility equipment located in its New York City facility to secure the obligations of the Company to the NYIDA relating to the 1986 Industrial Development Revenue Bond and the 1990 Industrial Development Revenue Bond, which were issued to finance a portion of the cost of this facility.

     The Company has outfitted and purchased equipment for a certain property to create a clinical-scale production facility that complies with current Good Manufacturing Practices regulations. To be successful, the Company's products must be manufactured in commercial quantities in compliance with regulatory requirements and at acceptable costs. Although the Company has developed products in the laboratory and in some cases has produced sufficient quantities of materials for pre-clinical animal trials and early stage clinical trials, production in late stage clinical or commercial quantities may create technical challenges for the Company. If it commercializes its products, the Company plans to adapt this facility for use as its commercial-scale manufacturing facility. However, the Company has limited experience in clinical-scale manufacturing and no experience in commercial-scale manufacturing, and no assurance can be given that the Company will be able to make the transition to late stage clinical or commercial production. The timing and any additional costs of adapting the facility for commercial manufacturing will depend on several factors, including the progress of products through clinical trials, and are not yet determinable.

     Total capital expenditures made during the year ended December 31, 1996 were $693,000. Of the total capital expenditures made during the year ended December 31, 1996, $421,000 has been reimbursed in accordance with the terms of the Finova agreement mentioned above which provides for improvements and equipping of the Company's manufacturing facility in New Jersey. The balance of capital additions was for equipment and computer-related purchases for both the New Jersey facility and the corporate office and research laboratories in New York.

     At December 31, 1996, the Company had net operating loss carryforwards for federal income tax purposes of approximately $97,350,000 which expire at various dates from 2000 through 2011. At December 31, 1996 the Company had research credit carryforwards of approximately $1,883,000 which expire at various dates between the years 2001 and 2011. Pursuant to Section 382 of the Internal Revenue Code of 1986, as amended, the annual utilization of the Company's net operating loss and research credit carryforwards may be limited if the Company experiences a change in ownership of more than 50% within a three-year period. The Company believes that one or more of such ownership changes may have occured since 1986. Therefore, the Company may be significantly limited in utilizing its tax net operating loss carryforwards arising before such ownership change(s) to offset future taxable income. Similarly, the Company may be restricted in using its research credit carryforwards arising before such ownership change(s) to offset future federal income tax expense.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Management of the Company does not expect that adoption of SFAS No. 125 will have a near-term material impact on the Company's financial position, results of operations, or liquidity.

CERTAIN FACTORS AFFECTING FORWARD-LOOKING STATEMENTS

     This report contains forward-looking statements that involve risks and uncertainties. The Company's actual operations, performance and results could differ materially from those reflected in, or anticipated by, these forward-looking statements. In evaluating the Company and its operations, performance and results, certain factors should be considered, including, among other things, the factors discussed above under "Overview and Risk Factors", and the risks and uncertainties discussed in the Company's most recent Annual Report on Form 10-K under the captions "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations", in the Company's Quarterly Reports on Form 10-Q and in the Company's other reports filed under the Exchange Act.

                              FINANCIAL STATEMENTS

Index to Financial Statements

Financial Statements

Independent Auditors' Report.................................. ...........   F-2

Balance Sheets at December 31, 1996 and 1995..............................   F-3

Statements of Operations for the
  Years Ended December 31, 1996, 1995, and 1994...........................   F-4

Statements of Stockholders' Equity for the
  Years Ended December 31, 1996, 1995, and 1994...........................   F-5

Statements of Cash Flows for the
  Years Ended December 31, 1996, 1995, and 1994...........................   F-6

Notes to Financial Statements.............................................   F-7

INDEPENDENT AUDITORS' REPORT

The Board of Directors
ImClone Systems Incorporated:

     We have audited the financial statements of ImClone Systems Incorporated as listed in the accompanying index. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ImClone Systems Incorporated as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 1996, in conformity with generally accepted accounting principles.

     As discussed in Note 2(h) to the financial statements, the Company has adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, in 1996.


                                           /s/ KMPG Peat Marwick LLP
                                           KPMG Peat Marwick LLP

New York, New York
February 18, 1997

                          IMCLONE SYSTEMS INCORPORATED

                                 Balance Sheets
                        (in thousands, except share data)

                                                  December 31,     December 31,
                  Assets                            1996               1995
                                                  ------------    -------------
Current assets:
 Cash and cash equivalents .....................   $   2,734       $  10,207
 Securities available for sale .................      10,780            --
 Prepaid expenses ..............................         122             115
 Amount due from officer and stockholder .......         101             132
 Other current assets ..........................         479              26
                                                   ---------       ---------
      Total current assets .....................      14,216          10,480
                                                   ---------       ---------
Property and equipment:
  Land .........................................         340             340
  Building and building improvements ...........       8,969           8,969
  Leasehold improvements .......................       4,832           4,832
  Machinery and equipment ......................       5,159           4,796
  Furniture and fixtures .......................         536             526
  Construction in progress .....................         320            --
                                                   ---------       ---------
      Total cost ...............................      20,156          19,463
    Less accumulated depreciation
        and amortization .......................      (9,606)         (7,984)
                                                   ---------       ---------
      Property and equipment, net ..............      10,550          11,479
                                                   ---------       ---------
Patent costs, net ..............................         977             707
Deferred financing costs, net ..................          65              74
Other assets ...................................          77              63
                                                   ---------       ---------
                                                   $  25,885       $  22,803
                                                   =========       =========
           Liabilities and Stockholders' Equity

Current liabilities:
 Accounts payable ..............................   $   1,059       $     992
 Accrued expenses and other ....................       1,366             826
 Interest payable ..............................         238             343
 Current portion of long-term liabilities ......       3,858           4,584
                                                   ---------       ---------
      Total current liabilities ................       6,521           6,745
                                                   ---------       ---------
Long-term debt .................................       2,200           2,200
Long-term notes payable, net ...................        --             1,928
Other long-term liabilities,
  less current portion..........................         575             107
                                                   ---------       ---------
      Total liabilities ........................       9,296          10,980
                                                   ---------       ---------
Commitments and contingencies
Stockholders' equity :
  Preferred stock, $1.00 par value;
    authorized 4,000,000 shares;
    none issued and outstanding ................         --              --
  Common stock, $.001 par value;
    authorized 30,000,000 shares;
    issued 20,248,122 and 16,819,622
    at  December 31, 1996 and
    December 31, 1995, respectively;
    outstanding 20,233,699 and
    16,806,919 at December 31, 1996 and
    December 31, 1995, respectively ............          20              17
  Additional paid-in capital ...................     118,760          97,914
  Accumulated deficit ..........................    (101,973)        (85,958)
  Treasury stock, at cost; 14,423
    and 12,703 shares at December 31, 1996
    and December 31, 1995, respectively ........        (169)           (150)
  Unrealized loss on securities
    available for sale .........................         (49)           --
                                                   ---------       ---------
      Total stockholders' equity ...............      16,589          11,823
                                                   ---------       ---------
                                                   $  25,885       $  22,803
                                                   =========       =========

                 See accompanying notes to financial statements.

                          IMCLONE SYSTEMS INCORPORATED

                            Statements of Operations
                      (in thousands, except per share data)

                                                             Year Ended December 31,
                                                       ---------------------------------
                                                          1996         1995        1994
                                                       ---------    ---------   --------
Revenues:
     License fees from third parties ................   $     75    $   --      $    250
     Research and development funding from third
        parties and other ...........................        525         800         700
                                                        --------    --------    --------
                   Total revenues ...................        600         800         950
                                                        --------    --------    --------
Operating expenses:
     Research and development .......................     11,482       8,768      11,816
     General and administrative .....................      3,961       3,739       3,348
                                                        --------    --------    --------
                  Total operating expenses ..........     15,443      12,507      15,164
                                                        --------    --------    --------
Operating loss ......................................    (14,843)    (11,707)    (14,214)
                                                        --------    --------    --------
Other (income) expense:
     Interest and other income ......................       (918)     (3,120)     (3,186)
     Interest and other expense .....................        823       1,054         821
     Equity in loss of affiliate ....................       --          --           342
                                                        --------    --------    --------
                 Net interest and other income ......        (95)     (2,066)     (2,023)
                                                        --------    --------    --------
Loss before extraordinary item ......................    (14,748)     (9,641)    (12,191)
Extraordinary loss on extinguishment of debt.........      1,267        --          --
                                                        --------    --------    --------
Net loss ............................................   $(16,015)   $ (9,641)   $(12,191)
                                                        ========    ========    ========
Net loss per common share:
        Loss before extraordinary item ..............   $  (0.76)   $  (0.72)   $  (1.12)
        Extraordinary loss on extinguishment of debt.       0.07        --          --
                                                        --------    --------    --------
        Net loss per common share ...................   $  (0.83)   $  (0.72)   $  (1.12)
                                                        ========    ========    ========
Weighted average shares outstanding .................     19,371      13,311      10,903
                                                        ========    ========    ========


                 See accompanying notes to financial statements

                          IMCLONE SYSTEMS INCORPORATED

                       Statements of Stockholders' Equity
                  Years Ended December 31, 1994, 1995, and 1996
                        (in thousands, except share data)


                                                                    Additional
                                             Common Stock             Paid-in        Accumulated      Treasury
                                       --------------------------
                                          Shares         Amount       Capital          Deficit         Stock
                                       --------------   ---------  --------------  ----------------  -----------

Balance at December 31, 1993 .......       9,510,183    $     10   $      79,497   $       (64,126)  $     (150)
                                       --------------   ---------  --------------  ----------------  -----------
Issuance of common stock ...........       3,067,502           3           5,133
Advances to officer and
    stockholder ....................
Amortization of deferred
    compensation ...................
Net loss ...........................                                                       (12,191)
                                       --------------   ---------  --------------  ----------------  -----------
Balance at December 31, 1994 .......      12,577,685    $     13   $      84,630   $       (76,317)  $     (150)
                                       --------------   ---------  --------------  ----------------  -----------
Issuance of common stock ...........       4,000,000           4          11,998
Options exercised ..................         156,750                         162
Warrants exercised .................          15,300                          23
Payment of promissory notes ........          57,184                          36
Proceeds from promissory notes .....                                           2
Debt discount ......................                                       1,063
Net loss ...........................                                                        (9,641)
                                       --------------   ---------  --------------  ----------------  -----------
Balance at December 31, 1995 .......      16,806,919    $     17   $      97,914   $       (85,958)  $     (150)
                                       --------------   ---------  --------------  ----------------  -----------
Issuance of common stock ...........       2,200,000           2          13,560
Options exercised ..................         266,275                         846
Warrants exercised .................         604,892           1           2,960
Options granted to non-employees....                                          95
Extinguishment of debt .............         357,333                       3,260
Debt discount ......................                                         125
Treasury shares ....................          (1,720)                                                       (19)
Changes in unrealized loss on
    securities available for sale ...
Net loss ............................                                                     (16,015)
                                       --------------   ---------  --------------  ----------------  -----------
Balance at December 31, 1996 ........     20,233,699    $     20   $     118,760  $      (101,973)  $     (169)
                                       ==============   =========  ==============  ================  ===========

                                                                              Unrealized
                                             Amount                             Loss on
                                             Due from                          Securities
                                           Officer and        Deferred        Available
                                           Stockholder      Compensation       for Sale           Total
                                          --------------  -----------------  -------------   ----------------

Balance at December 31, 1993 ........     $        (398)  $            (21)  $          -    $        14,812
                                          --------------  -----------------  -------------   ----------------
Issuance of common stock ............                                                                  5,136
Advances to officer and
    stockholder .....................               398                                                  398
Amortization of deferred
    compensation ....................                                   21                                21
Net loss ............................                                                                (12,191)
                                          --------------  -----------------  -------------   ----------------
Balance at December 31, 1994 ........     $           -   $              -   $          -    $         8,176
                                          --------------  -----------------  -------------   ----------------
Issuance of common stock ............                                                                 12,002
Options exercised ...................                                                                    162
Warrants exercised ..................                                                                     23
Payment of promissory notes .........                                                                     36
Proceeds from promissory notes ......                                                                      2
Debt discount .......................                                                                  1,063
Net loss ............................                                                                 (9,641)
                                          --------------  -----------------  -------------   ----------------
Balance at December 31, 1995 ........     $           -   $              -   $          -    $        11,823
                                          --------------  -----------------  -------------   ----------------
Issuance of common stock ............                                                                 13,562
Options exercised ...................                                                                    846
Warrants exercised ..................                                                                  2,961
Options granted to non-employees....                                                                      95
Extinguishment of debt ..............                                                                  3,260
Debt discount .......................                                                                    125
Treasury shares .....................                                                                    (19)
Changes in unrealized loss on
    securities available for sale ...                                                 (49)               (49)
Net loss ............................                                                                (16,015)
                                          --------------  -----------------  -------------   ----------------
Balance at December 31, 1996 ........     $           -   $              -   $        (49)   $        16,589
                                          ==============  =================  =============   ================

                 See accompanying notes to financial statements

                          IMCLONE SYSTEMS INCORPORATED

                            Statements of Cash Flows
                                 (in thousands)

                                                                 Year Ended December 31,
                                                           ----------------------------------
                                                               1996       1995       1994
                                                           -----------  ---------- ----------

 Net loss ..............................................   $(16,015)   $ (9,641)   $(12,191)
 Adjustments to reconcile net loss to net
      cash used in operating activities:
  Depreciation and amortization ........................      1,704       1,789       1,844
  Expense associated with issuance
      of options .......................................         95        --            21
  Equity in loss of affiliate ..........................       --          --           342
  Loss on sale of investments ..........................       --          --            23
  Fees associated with commercialization
     and license agreement rights ......................       --          --           117
  Extraordinary loss on early
     extinguishment of debt ............................      1,267
  Discounted interest amortization .....................        156         222        --
  Write-off of fixed assets ............................       --             2        --
  Write-off of patent costs ............................       --           126          29
  Changes in:
   Prepaid expenses ....................................         (7)        (37)         19
   Other current assets ................................       (453)         42          (4)
   Due from officer ....................................         31          24        (111)
   Other assets ........................................        (14)        115        (110)
   Interest payable ....................................       (105)        328          (1)
   Accounts payable ....................................         67        (624)        780
   Accrued expenses and other ..........................        540         421         434
                                                            --------    --------    --------
     Net cash used in operating activities .............    (12,734)     (7,233)     (8,808)
                                                           --------    --------    --------
Cash flows from investing activities:
  Acquisitions of property and equipment ...............       (693)        (36)       (434)
  Proceeds from sale of equipment ......................        421        --          --
  Purchases of securities available for sale ...........    (32,665)       --          --
  Sales of securities available for sale ...............     21,836        --         5,350
  Additions to patents .................................       (343)       (186)       (176)
  Investment in and advances to affiliate ..............       --          --           405
                                                           --------    --------    --------
     Net cash (used in) provided by investing activities    (11,444)       (222)      5,145
                                                           --------    --------    --------
Cash flows from financing activities:
  Issuance of common stock .............................     13,562      12,002       5,534
  Proceeds from exercise of stock options and warrants .      3,807         185        --
  Purchase of treasury stock ...........................        (19)       --          --
  Proceeds from long-term notes payable ................       --         2,680        --
  Proceeds from short-term notes payable ...............       --           100         220
  Repayment of short-term notes payable ................       --          (284)       --
  Repayment of long-term debt ..........................       --          --          (400)
  Payments of other liabilities ........................       (645)        (53)        (55)
                                                           --------    --------    --------
     Net cash provided by financing activities .........     16,705      14,630       5,299
                                                           --------    --------    --------
Net (decrease) increase in cash and cash equivalents ...     (7,473)      7,175       1,636
Cash and cash equivalents at beginning of period .......     10,207       3,032       1,396
                                                           --------    --------    --------
Cash and cash equivalents at end of period .............   $  2,734    $ 10,207    $  3,032
                                                           ========    ========    ========

                 See accompanying notes to financial statements

ImClone Systems Incorporated
NOTES TO FINANCIAL STATEMENTS

(1)  Organization and Basis of Preparation

     ImClone Systems Incorporated (the "Company") is a biopharmaceutical company engaged primarily in the research and development of therapeutic products for the treatment of cancer and cancer related disorders. The Company employs accounting policies that are in accordance with generally accepted accounting principles in the United States.

     The Company  expects  that its  capital  resources,  including  the ongoing research support of its corporate partners, will be sufficient to fund its operations through 1997. If, however, difficulty is encountered in attaining the milestones necessary for continued research support, the Company would postpone the budgeted expansion of operations to allow for funding of its operations beyond 1997. Accordingly, in order to fund its capital needs after that time, the Company will require significant levels of additional capital and intends to raise the necessary capital through additional equity or debt financings, arrangements with corporate partners or from other sources. The Company has entered into preliminary discussions with several major pharmaceutical companies regarding various alternatives concerning the funding of research and development for certain of its products. No assurance can be given that the Company will be successful in pursuing any such alternatives. In addition, the Company may seek to enter into a significant strategic partnership with a pharmaceutical company for the development of its lead product candidate, C225. Such a strategic alliance could include an up-front equity investment and license fees plus milestone fees and revenue sharing. There can be no assurance that the Company will be successful in achieving such an alliance, nor can the Company predict the amount of funds which might be available to it if it entered into such an alliance or the time at which such funds would be made available.

     The biopharmaceutical industry is subject to rapid and significant technological change. The Company has numerous competitors, including major pharmaceutical and chemical companies, specialized biotechnology firms, universities and other research institutions. These competitors may succeed in developing technologies and products that are more effective than any which are being developed by the Company or which would render the Company's technology and products obsolete and non-competitive. Many of these competitors have substantially greater financial and technical resources and production and marketing capabilities than the Company. In addition, many of the Company's competitors have significantly greater experience than the Company in pre-clinical testing and human clinical trials of new or improved pharmaceutical products and in obtaining Food and Drug Administration ("FDA") and other regulatory approvals on products for use in health care. The Company is aware of various products under development or manufactured by competitors that are used for the prevention, diagnosis or treatment of certain diseases the Company has targeted for product development, some of which use therapeutic approaches that compete directly with certain of the Company's product candidates. The Company has limited experience in conducting and managing pre-clinical testing necessary to enter clinical trials required to obtain government approvals and has limited experience in conducting clinical trials. Accordingly, the Company's competitors may succeed in obtaining FDA approval for products more rapidly than the Company, which could adversely affect the Company's ability to further develop and market its products. If the Company commences significant commercial sales of its products, it will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which the Company has limited or no experience.

(2)  Summary of Significant Accounting Policies

(a)  Cash Equivalents

     Cash equivalents consist primarily of U.S. government instruments, commercial paper, master notes and other readily marketable debt instruments. The Company considers all highly liquid debt instruments with original maturities not exceeding three months to be cash equivalents.

(b)  Investments in Securities

     The Company classifies its investment in debt and equity securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold the security until maturity. All other securities not included in trading or held-to-maturity are classified as available-for-sale.

     Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses on trading securities are included in earnings. Unrealized holding gains and losses, net of related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis.

     A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed to be other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned.

     At December 31, 1996, all investments in securities were classified as available-for-sale.

(c) Property and Equipment

     Property and equipment are stated at cost. Depreciation of furniture and equipment is provided by straight-line methods over estimated useful lives of three to twelve years, and leasehold improvements are being amortized over the related lease term (including optional renewal periods (Note 10)) or the service lives of the improvements, whichever is shorter.

(d) Patent Costs

     Patent and patent application costs are amortized on a straight-line basis over their respective expected useful lives, up to a 15-year period.

(e) Deferred Financing Costs

     Costs incurred in obtaining the Industrial  Development Revenue Bonds (Note
5) are amortized using the straight-line method over the terms of the related bonds.

(f)  Investment in and Advances to Affiliate

     Cadus Pharmaceutical Corporation ("Cadus") was incorporated in January 1992 to develop novel classes of therapeutics that target signal transduction pathways. The Company held a 50% investment in the capital stock of Cadus through November 1994. In December 1994, an agreement was reached for the Company to sell one-half of its shares of capital stock of Cadus to High River Limited Partnership ("High River") for total consideration of $3.0 million. The gain in 1994 on sale of the Cadus shares was recorded in the Statement of Operations as other income for the year ended December 31, 1994. The cash consideration was received by the Company on January 4, 1995.

     During April 1995, the Company completed the sale of the remaining one-half of its shares of capital stock of Cadus for $3.0 million, also to High River. In exchange for receiving a now-expired right to repurchase all the outstanding shares of capital stock of Cadus, the Company granted to High River two options to purchase shares of Common Stock. One option is for 150,000 shares at an exercise price per share equal to $2.00, subject to adjustment under certain circumstances, and the other option is for 300,000 shares at an exercise price per share equal to $0.69, subject to adjustment under certain circumstances. Both options will expire on April 26, 2000.

 (g) Revenue Recognition

     License fees are recognized if the Company enters into license agreements with third parties that provide for the payment of non-refundable fees when the agreement is signed or when all parties concur that specified goals are achieved. These fees are recognized as license fee revenues in accordance with the terms of the particular agreement.

     Research and development funding revenue is derived from collaborative agreements with third parties and is recognized in accordance with the terms of the respective contracts. Revenue from certain agreements is recognized using the percentage of completion method based on contract costs incurred to date compared with total estimated contract costs.

     Revenue recognized in the accompanying statements of operations is not subject to repayment. Revenue received that is related to future performance under such contracts is deferred and recognized as revenue when earned.

(h)  Stock Option Plan

     Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

(i)  Research and Development

     Research and development expenditures made pursuant to certain research and development contracts with academic institutions, and other research and development costs, are expensed as incurred.

(j)  Income Taxes

     Effective January 1, 1993 the Company adopted SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires a change from the deferred method of accounting for income taxes to the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.

(k)  Use of Estimates

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(l)  Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

     The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

(m)  Net Loss Per Share

     Net loss per share is computed based on the weighted average number of shares outstanding. Common stock equivalents are not included in the computation of average shares outstanding because they are anti-dilutive.

(n)  Reclassification

     Certain amounts previously reported have been reclassified to conform to current year's presentation.

(3) Securities Available-For-Sale

     Securities available-for-sale of $10,780,000 at December 31, 1996 consisted of mortgage-backed debt securities. The amortized cost of such securities was $10,829,000 and the net unrealized holding losses were $49,000 at December 31, 1996. These securities available-for-sale have maturities ranging from 1997 to 1999.

(4) Accrued Expenses and Other

     The following items are included in accrued expenses and other:

                                               December 31,      December 31,
                                                  1996              1995
                                               ------------      ------------
Salaries and other
  payroll related expenses .................    $  782,000         $206,000
Legal and accounting fees ..................       217,000          145,000
Other ......................................       367,000          475,000
                                                ----------         --------
                                                $1,366,000         $826,000
                                                ==========         ========

(5) Long-term Debt

     Long-term debt is comprised of the following:

                                               December 31,         December 31,
                                                  1996                 1995
                                               ------------         ------------
10.75% Bond due 1997 .................         $ 2,113,000          $ 2,113,000
11.25% Bond due 2004 .................           2,200,000            2,200,000
Less current portion .................          (2,113,000)          (2,113,000)
                                               -----------          -----------
                                               $ 2,200,000          $ 2,200,000
                                               ===========          ===========

     On December 31, 1986, the New York City Industrial Development Agency (the "NYIDA") issued an Industrial Development Revenue Bond (the "1986 Bond") on behalf of the Company in the amount of $2,113,000. During December 1994, the Bond's original maturity date of December 15, 1994 was extended to June 15, 1996. During June 1996, the Company and the NYIDA extended the maturity date an additional eighteen months to December 15, 1997. The proceeds from the sale of this Bond were used by the Company for the acquisition, construction and installation of the Company's research and development facility in New York City.

     In August 1990, the NYIDA issued another Industrial Development Revenue Bond (the "1990 Bond") in the amount of $2,200,000. The Bond is due May 1, 2004. The proceeds from the sale of the Bond were used by the Company for the acquisition, construction and installation of the Company's research and development facility in New York City.

     The Company has granted a security interest in substantially all equipment located in its New York City facility to secure the obligations of the Company to the NYIDA relating to the 1986 Bond and the 1990 Bond.

(6) Long-term Liabilities and Notes Payable

     (a) Other Long-term Liabilities

     Other long-term liabilities is comprised of the following:

                                                  December 31,    December 31,
                                                     1996            1995
                                                  ------------    ------------
Liability to reacquire IL-6m rights ............  $ 1,917,000     $ 2,400,000
Liability under capital lease  obligations .....      354,000         125,000
Liability under license agreement ..............       49,000          53,000
Less current portion ...........................   (1,745,000)     (2,471,000)
                                                  -----------     -----------
                                                  $   575,000     $   107,000
                                                  ===========     ===========

     In July 1993, the Company entered into an agreement with Erbamont, Inc., now a subsidiary of Pharmacia and Upjohn, Inc. ("Pharmacia"), to acquire the worldwide rights to IL-6m, a blood cell growth factor, which had been licensed to Pharmacia pursuant to a development and licensing agreement. In consideration of the return of rights and the transfer of certain material and information, the Company has paid $1.4 million and has further obligations to Pharmacia. Such obligations, including those to pay for IL-6 mutein material manufactured and supplied by Pharmacia, totaled $2.4 million at March 31, 1996. In addition, the Company is required to pay Pharmacia $2.7 million in royalties on eventual sales of IL-6m, if any. In March, 1996, the Company entered into a Repayment Agreement with Pharmacia (the "Repayment Agreement") pursuant to which it agreed to pay the $2.4 million over 24 months commencing in March 1996, with interest only payable during the first six months. At December 31, 1996 the remaining obligation to Pharmacia totaled $1.9 million. In connection with the Repayment Agreement, the Company signed a Confession of Judgment, which can be filed by Pharmacia with an appropriate court in the case of default by the Company. Pursuant to a Security Agreement entered into with Pharmacia, the Company pledged its interests in patents related to IL-6m and to heparanase to secure its obligations under the Repayment Agreement.

     During fiscal 1992, the Company entered into a capital lease agreement for laboratory equipment which was recorded as an asset in the amount of $262,000. The lease extends over a five-year period and has a bargain purchase option at the end of the lease term. At December 31, 1996, the accumulated depreciation on this equipment totaled $180,000. See also Note 10.

     In December 1996, the Company signed an agreement with Finova Technology Finance, Inc. ("Finova") to finance the lease of laboratory and computer-related equipment and make certain building and leasehold improvements to existing facilities involving payments aggregating approximately $2,500,000. The first of multiple intended leases was signed in December 1996 at a cost of $421,000 and related to equipment previously purchased by the Company during 1996. This capital lease has been treated as a sale-leaseback transaction and no gain or loss was recognized on the sale. Each lease has a fair market value purchase option at the expiration of a 42-month term. At December 31, 1996, accumulated depreciation on these assets totaled $6,000. Pursuant to the agreement, the Company issued to Finova a warrant expiring December 31, 1999 to purchase 23,220 shares of Common Stock at an exercise price of $9.69 per share. The Company recorded a non-cash debt discount of approximately $125,000 in connection with this financing, which discount is being amortized over the 42-month term of the first lease. See also Notes 10 and 11.

     In connection with the Company's production and eventual marketing of certain products, the Company entered into a license agreement which requires minimum annual royalty payments throughout the term of the agreement. The agreement expires in 2004 and calls for minimum annual payments of $10,000, which are creditable against royalties that may be due from sales. To the extent the minimum annual royalties are not expected to be offset by sales, the Company has charged the net present value of these payments to operations. An interest rate of 10% was used to discount the cash flows.

           (b) Long-term Notes Payable, net

         Long-term notes payable is comprised of the following:

                                                 December 31,    December 31,
                                                     1996           1995
                                                 ------------    ------------
Liability for director
  promissory note, including interest ........   $     --        $   186,000
Liability for long-term loan,
  including interest .........................         --          2,583,000
Less loan discount ...........................         --           (841,000)
                                                 ----------      -----------
                                                 $     --        $ 1,928,000
                                                 ==========      ===========

     In July 1995, a director loaned the Company $180,000 in exchange for a long-term note due two years from issuance at an annual interest rate of 8%. As part of the transaction, the director was granted 36,000 warrants to purchase Company common stock at $1.50 per share and an additional 36,000 warrants to purchase Company common stock at $3.00 per share. In May 1996, the Company and the director exchanged the note for 24,000 shares of Common Stock and the Company paid the accrued and unpaid interest on the note in the amount of $10,000 in cash. The Company recorded an extraordinary loss of $39,000 on the extinguishment of the debt. The Company has registered such shares of Common Stock with the Commission under a registration statement in accordance with the provisions of the Securities Act of 1933 (the "1933 Act").

     On August 11, 1995, the Oracle Group purchased 1,000,000 shares of Common Stock for a purchase price of $1.5 million and made a loan to the Company in the aggregate amount of $2.5 million with a two-year maturity, but subject to mandatory prepayment, in whole or in part, upon the occurrence of certain events, including the raising of certain additional funds. The loan carried an annual interest rate of 8%. The Oracle Group includes Oracle Partners, L.P., Quasar International Partners C.V., Oracle Institutional Partners L.P., Sam Oracle Fund, Inc. and Warren B. Kanders. The Oracle Group also received warrants exercisable at any time until August 10, 2000 entitling the holders thereof to purchase 500,000 shares of Common Stock at a price of $1.50 per share and 500,000 shares of Common Stock at a price of $3.00 per share. As a result of the Company's offerings of shares of its Common Stock in November 1995 and February 1996, the Oracle Group was entitled to require the Company to apply 20 percent of the gross proceeds of the sale of the shares of Common Stock from the offerings to repay the loan.

     In May 1996, the Company and the Oracle Group exchanged the notes in the aggregate outstanding principal amount of $2.5 million for 333,333 shares of Common Stock and the Company paid the accrued and unpaid interest on the notes in the amount of $143,000 in cash. The Company recorded an extraordinary loss of $1,228,000 on the extinguishment of the debt. The Company has registered such shares of Common Stock with the Commission under a registration statement in accordance with the provisions of the 1933 Act.

(7)  Research Agreements

     The Company has entered into several research and development agreements with third parties. Generally, the agreements provide for the Company to receive research and development funding, milestone payments, royalties, or license fees or a combination thereof. In return, the Company has granted licenses to these third parties to market or manufacture and market certain of its products in specified fields of use and in specified geographic areas.

     Revenues for the years ended December 31, 1996, December 31, 1995, and December 31, 1994 were $600,000, $800,000, and $950,000 respectively. Revenues for each year consisted of $300,000 from its corporate partnership with the Wyeth-Lederle Vaccine Division of American Home Products Corporation ("American Home") in infectious disease vaccines. In addition, revenues for the year ended December 31, 1996 included royalty fees of $225,000 from the Company's strategic alliance with Abbott Laboratories ("Abbott") in diagnostics. Revenues for the years ended December 31, 1995, and December 31, 1994 included contract research fees of $500,000 and $400,000, respectively, also from the Abbott alliance. The year ended December 31, 1996 also included $75,000 in license fees from the Company's cross-licensing agreement with Immunex Corporation ("Immunex") for novel hematopoietic growth factors. Finally, license fees of $250,000 were recognized from the Abbott alliance during the year ended December 31, 1994.

     Revenues for all three years were derived from United States sources.

(8)  Capital Stock

     (a) Stock Option Plans:

     In February 1986, the Company adopted an Incentive Stock Option Plan and a Nonqualified Stock Option Plan (the "86 Plans"). On February 25, 1996, the Company adopted an additional Stock Option Plan and Nonqualified Stock Option Plan (the "96 Plans") which were approved by shareholders at its Annual Meeting held June 3, 1996. Combined, the 86 and 96 Plans provide for the granting of options to purchase up to 3,000,000 shares of Common Stock to key employees and advisors. Incentive stock options may not be granted at a price less than the fair market value of the stock at the date of grant. Options under both the 86 and 96 Plans expire ten years from the date of grant. Certain options granted under these plans vest over three- to five-year periods. At December 31, 1996, options to purchase 2,103,577 shares of Common Stock were outstanding and 525,625 shares were available for grant.

     A summary of stock option activity follows:

                                                               Weighted average
                                                   Number of     exercise price
                                                    shares          per share
                                                   ----------      ----------
Balance at December 31, 1993 ................         969,321        $8.75
1994 activity
     Granted ................................         254,500         3.94
     Exercised ..............................            --
     Canceled ...............................        (331,742)       10.21
                                                   ----------
Balance at December 31, 1994 ................         892,079        $6.83
1995 activity
     Granted ................................         752,000         1.91
     Exercised ..............................        (156,750)        1.04
     Canceled ...............................        (120,375)        1.45
                                                   ----------
Balance at December 31, 1995 ................       1,366,954        $2.34
1996 activity
     Granted ................................       1,077,875         9.85
     Exercised ..............................        (266,275)        3.18
     Canceled ...............................         (74,977)        2.58
                                                   ----------
Balance at December 31, 1996 ................       2,103,577        $6.08
                                                   ----------

     In June 1996, the Company granted options to purchase 116,000 shares of its Common Stock to certain Scientific Advisory Board members in consideration for future services. The fair value of the grant was approximately $756,000 as calculated using the Black-Scholes option pricing model. Compensation expense is being recognized ratably over the four year vesting period of the options. See
Note 8(c) for weighted average assumptions used. During the year ended December 31, 1996, the Company recognized approximately $95,000 in compensation expense relating to the above grants.

     During April 1995, the Company completed the sale of the remaining one-half of its shares of capital stock of Cadus for $3.0 million to High River. In exchange for receiving a now-expired right to repurchase all the outstanding shares of capital stock of Cadus, the Company granted to High River two options to purchase shares of Common Stock. One option is for 150,000 shares at an exercise price per share equal to $2.00, subject to adjustment under certain circumstances, and the other option is for 300,000 shares at an exercise price per share equal to $0.69, subject to adjustment under certain circumstances. Both options will expire on April 26, 2000. The 450,000 options have a weighted average exercise price of $1.13.

     On February 2, 1995, exercise prices for certain granted and outstanding Incentive and Nonqualified Stock Options with original exercise prices in excess of $1.25 per share were offered to be repriced to $1.25 per share, by vote of a Special Subcommittee of the Compensation Committee of the Board of Directors. Benefit of repricing was confined to individuals who continued to serve the Company as employees or consultants, and 645,000 options were repriced. In connection with the offer of repricing, the vesting schedule of those choosing to accept repriced options was extended to June 30, 1995 for options already vested or to vest prior to June 30, 1995. The closing trading price of the Company's common stock on February 2, 1995 was $0.69.

(b)  Warrants

     As of December 31, 1996, a total of 3,275,645 common shares were issuable under outstanding warrants. Such warrants have been issued to certain officers, directors and other employees of the Company, certain Scientific Advisory Board members, certain investors and certain credit providers and investors.

     A summary of warrant activity follows:
                                                                 Weighted
                                              Number of      Average Exercise
                                               Shares         Price Per Share
                                              ---------      ----------------
Balance at December 31, 1993 ........         2,983,970            9.47
1994 Activity
     Granted ........................            24,600            0.69
     Exercised ......................              --               --
     Cancelled ......................          (536,003)           6.61
                                              ---------
Balance at December 31, 1994 ........         2,472,567           10.01

1995 Activity
     Granted ........................         1,434,300            3.03
     Exercised ......................           (15,300)           1.50
     Cancelled ......................              --               --
                                              ---------
Balance at December 31, 1995 ........         3,891,567            3.15

1996 Activity
     Granted .......................             23,220            9.69
     Exercised .....................           (604,892)           4.89
     Cancelled .....................            (34,250)          12.92
                                              ---------
Balance at December 31, 1996 .......          3,275,645            2.41
                                              =========

     During September 1996, the Company repriced certain warrants held by investors to purchase 80,700 shares of Common Stock in order to promote their exercise prior to pending expiration. The warrants were repriced to an amount which was ten percent less than the average closing price for the Common Stock for the thirty days leading up to and including the day prior to the date of exercise. The fair market value of the warrant was reflected as a cost of capital.

     During November 1996, the Company repriced certain warrants held by investors to purchase 130,000 shares of Common Stock in order to promote their exercise prior to pending expiration. The warrants were repriced to an amount which was ten percent less than the average closing price for the Common Stock for the thirty days leading up to and including the day prior to the date of exercise. The fair market value of the warrant was reflected as a cost of capital.

     In December 1995, the Company granted its President a ten-year warrant to purchase 350,000 common shares at an exercise price determined by the $5.50 trading price of the stock on the date of grant. The grant of the warrant was approved by shareholders at its Annual Meeting held June 3, 1996.

     On February 2, 1995 exercise prices for certain granted and outstanding warrants were offered to be repriced to $1.50 per share. The benefit of the repricing was confined to individuals who continued to serve the Company as employees or consultants, and 2,048,217 warrants were repriced. In consideration for the offer of repricing, those choosing to accept the repriced warrants are to pay the Company the difference in value before and after repricing as calculated by use of the Black-Scholes model, which payment can be made through promissory notes to the Company. The closing trading price of the Company's common stock on February 2, 1995 was $.69.

     The outstanding warrants expire and are exercisable for the number of shares of Common Stock as shown below:

March 1997....................................................         728,500
December 1999.................................................          47,820
March 2000....................................................          12,300
July 2000.....................................................          72,000
August 2000...................................................         925,000
November 2000.................................................          12,720
March 2001....................................................           2,500
May 2001......................................................       1,112,805
June 2003.....................................................          12,000
December 2005.................................................         350,000
                                                                    ----------
Total.............................................                   3,275,645
                                                                    ==========

(c)  SFAS No. 123:

     Options and Warrants

     In 1996, the Company adopted the provisions of SFAS No. 123, "Accounting for Stock Based Compensation". The following table summarizes the weighted average fair value of stock options and warrants granted during years ended December 31, 1996 and 1995:

                                                                Option Plans                     Warrant Plans
                                                   -----------------------------------   ----------------------------------
                                                           1996              1995             1996               1995
                                                   ------------------   --------------   -------------    -----------------
                                                     Shares      $       Shares    $     Shares    $        Shares      $
                                                   ----------  ------   -------- -----   ------  -----    ---------   -----
Exercise price equals market value at date
 of grant .....................................     1,077,875  $5.56    602,000  $1.07   23,220  $5.39    1,434,300   $0.64

Exercise price exceeds market value at date of
 grant ........................................          --    $  --    795,000  $0.32      --   $  --    2,048,217   $0.29


     The above table share amounts for 1995 reflect the impact of the re-pricing as discussed in Notes 8(a) and (b).

     The fair value of stock options and warrants was estimated using the Black-Scholes option pricing model. The Black-Scholes model considers a number of variables including the exercise price and the expected life of the option, the current price, the expected volatility and the dividend yield of the underlying stock, and the risk-free interest rate during the expected term of the option. The following summarizes the weighted average assumptions used:

                                                   Option Plans                      Warrant Plans
                                         ---------------------------------  --------------------------------
                                              1996             1995             1996              1995
                                         ---------------  ----------------  --------------   ---------------
     Expected life (years)...............     3.5              2.5              2.0 (1)           2.0
     Interest rate.......................     5.00%            5.00%            5.00%             5.00%
     Volatility..........................    85.13%           85.13%           85.13%            85.13%


(1) The weighted average expected life does not include the warrants repriced in 1996 as they were exercised simultaneously.

     The estimated volatility reflects the performance of the Company's Common Stock over the twelve-month period ended December 31, 1996. The expected life of the options and warrants reflects the anticipated holding period prior to exercise. The estimated risk-free interest rate used is based on risk-free investment products with similar terms.

     The  following  table  summarizes   information  concerning  stock  options
outstanding at December 31, 1996:


                                              Weighted
                                              Average       Weighted                    Weighted
                               Number         Remaining      Average      Number         Average
          Range of Exercise  Outstanding     Contractual     Exercise   Exercisable      Exercise
               Price         at 12/31/96        Term          Price     at 12/31/96       Price
          -----------------  -----------     -----------     --------   -----------      --------

       $ 0.33 - 0.69........      337,500         3.3          0.66        335,250         0.66
         1.03 - 1.91........      387,800         5.7          1.21        275,825         1.24
         2.00...............      150,000         3.3          2.00        150,000         2.00
         3.19 - 3.88........       47,250         8.8          3.80         11,813         3.77
         4.00 - 5.69........      136,750         7.9          5.22         71,688         5.09
         6.38 - 7.88........      107,652         9.4          7.20          3,126         6.38
         8.33 - 9.75........       72,000         9.1          9.10         43,000         9.14
         10.88 - 12.88......      844,625         9.4         10.90        165,250        10.89
         13.33 - 16.00......       20,000         2.9         13.40         19,500        13.33
                                ---------                                ---------
                                2,103,577         7.1          6.08      1,075,452         3.49
                                =========                                =========

     As of December 31, 1996, the outstanding warrants to purchase 3,275,645 common shares were all exercisable. The weighted average remaining contractual term at December 31, 1996 for the 12,300 outstanding warrants exercisable at $.63 per share is 3.2 years, the 24,600 exercisable at $.69 per share is 3.0 years, the 2,285,525 exercisable at $1.50 per share is 3.6 years, the 498,500 exercisable at $3.00 per share is 5.8 years, the 21,500 exercisable at $4.00 per share is 0.2 years, the 350,000 exercisable at $5.50 per share is 9.0 years, the 12,000 exercisable at $7.00 per share is 6.5 years, the 23,220 exercisable at $9.69 per share is 3.0 years, the 6,000 exercisable at $10.00 per share is 3.9 years, and the 42,000 exercisable at $13.33 per share is 4.3 years.

     Pro forma net loss and loss per share reflect compensation cost of $3.6 million and $2.1 million, respectively, for the years ended December 31, 1996 and 1995. The fair value of combined stock options and stock warrants awarded in 1996 and 1995 were as follows:

(Thousands of dollars,
except per share amounts)                             1996          1995
-------------------------                             ----          ----
Net loss                     As reported            $(16,015)      $ (9,641)
                             Pro forma              $(19,653)      $(11,728)

Loss per share               As reported            $  (0.83)      $  (0.72)
                             Pro forma              $  (1.01)      $  (0.88)

     The amounts disclosed may not be representative of the effects on reported net loss for future years.

(9)  Income Taxes

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and December 31, 1995 are presented below.

                                                                      December 31,   December  31,
                                                                          1996           1995
                                                                      ------------   -------------
Deferred tax assets:
    Liability to reacquire IL-6m rights and materials.............       $863,000    $  1,147,000
    Gain on sale of Cadus shares .................................           --         1,367,000
    Equity in loss of affiliate ..................................           --           917,000
    Research and development credit carryforward .................      1,883,000       1,757,000
    Compensation relating to the issuance of
     stock options and warrants ..................................      2,740,000       3,038,000
    Net operating loss carryforwards .............................     44,374,000      31,870,000
    Other ........................................................        958,000         540,000
                                                                     ------------    ------------
             Total gross deferred tax assets .....................     50,818,000      40,636,000
             Less valuation allowance ............................    (50,818,000)    (40,636,000)
                                                                     ------------    ------------
             Net deferred tax assets .............................   $       --      $       --
                                                                     ------------    ------------
Deferred tax liabilities:
   Property and equipment, principally due to
      depreciation and amortization...............................   $       --      $       --
                                                                     ------------    ------------
             Total gross deferred tax liabilities ................   $       --      $       --
                                                                     ============    ============
             Net deferred tax asset ..............................   $       --      $       --
                                                                     ============    ============

     For the years ended December 31, 1996 and December 31, 1995, the Company established an aggregate valuation allowance of $50,818,000 and $40,636,000 respectively, to reflect management's belief that significant uncertainty exists regarding the ultimate realization of its deferred tax assets.

     At December 31, 1996, the Company had net operating loss carryforwards for federal income tax purposes of approximately $97,350,000 which expire at various dates from 2000 through 2011. At December 31, 1996 the Company had research credit carryforwards of approximately $1,883,000 which expire at various dates between years 2001 and 2011. Pursuant to Section 382 of the Internal Revenue Code of 1986, as amended, the annual utilization of the Company's net operating loss and research credit carryforwards may be limited if the Company experiences a change in ownership of more than 50% within a three-year period. The Company believes that one or more of such ownership changes may have occurred since 1986. Therefore, the Company may be significantly limited in utilizing its tax net operating loss carryforwards arising before such ownership change(s) to offset future taxable income. Similarly, the Company may be restricted in using its research credit carryforwards arising before such ownership change(s) to offset future federal income tax expense.

(10)  Commitments

Leases

     The Company leases premises under an operating lease, a portion of which expired in 1993 and a portion of which expires in 1999. The Company has extended the 1993 expired portion of the lease through 1997 at 85% of each year's fair market rental value and from 1997 to 1999 at 100% of each year's fair market rental value, for a portion of the premises. The rate for the remaining portion of the premises is $264,000 annually through March 31, 1997 and $285,000 annually through March 31, 1999. The estimated future lease payment schedule below is based on the exercise of the renewal options described above, using a fair market rental value of $10.00 per square foot. Rent expense for leased premises was approximately $508,000, $493,000, and $467,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

     Future minimum lease payments under the capital and operating leases are as follows:

                                                    Capital         Operating
                                                    Leases            Leases
                                                 ------------       ------------
Years ending December 31,
-------------------------
1997 ...................................         $   203,000          $  516,000
1998 ...................................             142,000             513,000
1999 ...................................             141,000             291,000
2000 ...................................              71,000               8,000
2001 ...................................                --                 1,000
Thereafter .............................                --                  --
                                                 -----------          ----------
                                                 $   557,000          $1,329,000
Less interest expense ..................            (203,000)               --
                                                 -----------          ----------
                                                 $   354,000          $1,329,000
                                                 ===========          ==========

Supported Research

     The Company has entered into various research and license agreements with certain universities to supplement the Company's research activities and to obtain for the Company rights to certain technology. The agreements generally require the Company to fund the research and to pay royalties based upon percentages of revenues, if any, on sales of products developed from technology arising under these agreements.

Consulting Agreements

     The Company has consulting agreements with several of its Scientific Advisory Board members and other consultants. These agreements generally are for a term of one year or are terminable at the Company's option.

(11) Supplemental Cash Flow Information and Non-cash Investing and Financing Activities are as Follows:

(In Thousands)                                               1996          1995         1994
                                                             ----          ----         ----
Supplemental Cash Flow Information
  Cash paid during the period for:
     Interest.............................................  $ 817.0       $ 504.0     $ 504.0
                                                            -------       -------     -------
Supplemental Non-cash Investing and Financing Activities
   Finova capital asset and lease obligation additions....    421.0          --           --
   Fair value of Finova warrant...........................    125.0          --           --
   Extinguishment of Oracle Group debt for stock..........  2,500.0          --           --
   Extinguishment of director debt for stock..............    180.0          --           --
   Unrealized loss on securities available for sale.......     49.0          --           --

(12)  Related Party Transactions

     The outstanding balance of total miscellaneous noninterest-bearing cash advances to the President and CEO of the Company on December 31, 1994 totaled approximately $156,000. The officer has provided the Company with a demand promissory note pursuant to which the officer is obligated to repay the debt over a twenty four month period ending April 30, 1997.

     During the year ended December 31, 1995, the Company made additional miscellaneous non-interest-bearing cash advances to the officer totaling $7,000. In addition, the officer repaid $31,000 of the demand promissory note during the year ended December 31, 1995. This brought the outstanding balance of total miscellaneous non-interest-bearing cash advances to the officer of $132,000 at December 31, 1995.

     During the year ended December 31, 1996, the Company made additional miscellaneous non-interest-bearing cash advances to the officer totaling $8,000. In addition, the officer repaid $39,000 of the demand promissory note during the year ended December 31, 1996. This brought the outstanding balance of total miscellaneous non-interest-bearing cash advances to the officer of $101,000 at December 31, 1996.

     In March 1995, two directors (one of whom is an officer) each loaned the Company $20,000 in exchange for short-term notes due sixty days from issuance. As part of the transaction, the directors were each granted 2,460 five-year warrants to purchase Company common stock at $.625 per share, the stock closing price on the date of the promissory note. Each lender could accept payment of principal and interest at 15% in Company shares in lieu of cash, also at $.625 per share. In May 1995, one director accepted payment of $20,493 which included principal and interest at 15%. The second lender accepted principal and interest totaling $15,493 and 8,000 shares of Company common stock at $.625 per share.

     Also in March 1995, a director and a shareholder each loaned the Company $30,000 in exchange for short-term notes due sixty days from issuance. As a part of the transaction, the director and shareholder were each granted 3,690 five-year warrants to purchase Company common stock at $.625 per share, the stock closing price on the date of the promissory note. Each lender could accept payment of principal and interest at 15% in Company shares in lieu of cash, also at $.625 per share. During May 1995, the director accepted payment of 49,184 shares of Company common stock at $.625 per share, while the shareholder accepted $30,740 which included principal and interest at 15%.

     In May 1995, the Company loaned an officer $20,000 in exchange for a demand promissory note. The officer was obligated to repay the debt over a sixteen month period ended September 17, 1996. The loan was paid in full in December 1995.

     In January 1996, the Company paid Concord International Investment Group, LP, approximately $163,000 for services rendered by it to the Company in connection with structuring a contemplated product related financing for C225. Mr. Robert F. Goldhammer, Chairman of the Board of Directors, is a limited partner of Concord International Investment Group, LP.

     In August 1995 and January 1996, the Company paid Delano & Kopperl Financial Advisors, Inc. a total of approximately $69,000 for services rendered by it to the Company in connection with structuring a contemplated product related financing for C225. Paul B. Kopperl, a director of the Company, is President, director, and 25% shareholder of Delano & Kopperl Financial Advisors, Inc.

(13) Fair Value of Financial Instruments

     For the years ended December 31, 1996 and 1995, the following methods and assumptions were used to estimate the fair value of each class of financial instrument:

     Cash and cash equivalents, accounts payable, accrued and other current liabilities

     The carrying amounts approximate fair value because of the short maturity of those instruments.

Long-term debt and notes payable

     Discounted cash flow analyses were used to determine the fair value of long-term debt and notes payable because quoted market prices on these instruments were unavailable. The fair value of these instruments approximated the carrying amount.

(14) Summary of Quarterly Results of Operations (Unaudited)

     The following unaudited quarterly financial information includes, in management's opinion, all normal and recurring adjustments necessary to fairly present the Company's results of operations and related information for the periods presented. Net loss per share has been computed using the weighted average shares outstanding during each quarter. Common stock equivalent shares are excluded where the effect of their inclusion would result in decreasing the net loss per share.

                                                                Quarter Ended
                                             ------------------------------------------------
(In thousands, except per share data)         3/31           6/30         9/30        12/31
                                             ---------    ---------     --------     --------
Year ended December 31, 1996
Revenues .................................   $    75       $    75      $    75      $   375
Operating expenses .......................     3,066         3,438        3,714        5,225
                                             -------       -------      -------      -------
Operating loss ...........................    (2,991)       (3,363)      (3,639)      (4,850)
Net interest and other expense(income) ...       154           (61)         (97)         (91)
                                             -------       -------      -------      -------
Loss before extraordinary item ...........    (3,145)       (3,302)      (3,542)      (4,759)
Extraordinary loss on extinguishment
   of debt................................      --           1,267         --           --
                                             -------       -------      -------      -------
Net loss .................................   $(3,145)      $(4,569)     $(3,542)     $(4,759)
                                             =======       =======      =======      =======
Net loss per common share:
Loss before extraordinary item ...........   $ (0.18)      $ (0.17)     $ (0.18)     $ (0.25)
Extraordinary loss on extinguishment
   of debt ...............................      --            0.06         --           --
                                             -------       -------      -------      -------
Net loss per common share ................   $ (0.18)      $ (0.23)     $ (0.18)     $ (0.25)
                                             =======       =======      =======      =======

Year ended December 31, 1995
Revenues .................................   $    75       $    75      $   575      $    75
Operating expenses .......................     2,871         2,745        2,823        4,068
                                             -------       -------      -------      -------
Operating loss ...........................    (2,796)       (2,670)      (2,248)      (3,993)
Net interest and other expense(income) ...       218        (2,837)         267          286
                                             -------       -------      -------      -------
Net income (loss) ........................    (3,014)          167       (2,515)      (4,279)
                                             -------       -------      -------      -------
Net income (loss) per share ..............   $ (0.24)      $  0.01      $ (0.19)     $ (0.29)
                                             =======       =======      =======      =======

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (c)  Exhibits (numbered in accordance with S-K Item 601)

          23  Consent of KPMG Peat Marwick LLP

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        IMCLONE SYSTEMS INCORPORATED


Date: February 27, 1997                 By /s/ JOHN B. LANDES
                                               --------------
                                               John B. Landes
                                               Vice President
                                               Business Development
                                               and General Counsel